Rule 424(b)(3)
                                                       Registration No. 33-63695


                  Prospectus Supplement Dated February 7, 1997
                                       to
                     Reoffer Prospectus Dated August 2, 1996

                 Reoffers or Resales of Shares of Common Stock,
            Par Value $0.01 Per Share, of Surety Capital Corporation
                   Acquired or to be Acquired Pursuant to the
         1995 Incentive Stock Option Plan of Surety Capital Corporation


     The information set forth in this Prospectus Supplement (the "Prospectus Supplement") supplements certain of the information set forth in the reoffer Prospectus dated August 2, 1996 (the "Prospectus"). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at 801 Cherry Street, 19th Floor, Fort Worth, Texas 76102. Copies of such material may be obtained upon the payment of prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     The Common Stock of the Company is traded on the American Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company can be inspected at the American Stock Exchange, Inc. at 86 Trinity Place, Fifth Floor Library, New York, New York 10006. The telephone number of the American Stock Exchange, Inc. is 212-306-1290.


                              SELLING SHAREHOLDERS

     The following table sets forth certain information as of January 31, 1997 regarding the Common Stock of the Company beneficially owned by the Selling Shareholders, and any position, office or other material relationship which the Selling Shareholders have had in the past three years with the Company.


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

                                                        Number of Shares
                                                      of Common Stock Under
                                                        This Offering (3)
                                                --------------------------------

                                                                                                   Number of           Percentage
                                                                   Acquired       Subject          Shares of          of Shares of
                           Position,             Shares             Under        to Options      Common Stock         Common Stock
                           Office or          Beneficially       Plan & Held    Outstanding       Owned After         Owned After
                           Material           Owned Prior        Subject to        Under          Sale Under           Sale Under
      Name (1)           Relationship        to Offering (2)    This Offering   the Plan (4)   This Offering (5)   This Offering (6)
      -------            ------------        ---------------    -------------   ------------   -----------------   -----------------
C. Jack Bean        Chairman of the            205,199(7)           10,534             0           194,665                3.36%
                    Board, Chief Executive
                    Officer and Director

B. J. Curley        Vice President, Chief        7,386(8)                0         5,886             1,500                0.03%
                    Financial Officer and
                    Secretary

Bobby W. Hackler    Senior Vice President,      33,637(9)                0        12,155            21,482                0.37%
                    Chief Operating Offi-
                    cer and Director

G. M. Heinzelmann,  President and Director      39,051(10)               0        11,117            27,934                0.48%
                                               ==========           ======        ======           =======                =====
III

                                  TOTAL        285,273              10,534        29,158           245,581                4.23%


(1) Except as otherwise noted, each of the persons named has sole voting and dispositive power with respect to the shares reported.

(2) Includes all shares which have been or may have been acquired under the Plan subject to options except those shares not exercisable within sixty
     (60) days from the date of this Prospectus, and includes all other shares for which beneficial ownership is deemed pursuant to Rule 13d-3 under the Exchange Act.

(3) For each of the Selling Shareholders, the sum of these two columns is the total number of Shares which may be offered for his account pursuant to the Prospectus. The sum of the totals of these two columns equals the total number of Shares registered under this Offering.

(4) Only includes Shares subject to options exercisable within sixty (60) days that were granted pursuant to the Plan.

(5) Does not include any Shares that have been acquired or may be acquired pursuant to the Plan, and assumes exercise of all options granted under the 1988 Incentive Stock Option Plan of the Company.

(6) Based on 5,799,712 shares of Common Stock outstanding at January 31, 1997, which assumes the exercise of all options underlying the Shares offered hereby, including Shares subject to options not exercisable within sixty
     (60) days that were granted pursuant to the Plan.

(7) Includes 193,299 shares of Common Stock owned of record; and 11,900 shares of Common Stock which Mr. Bean has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the 1988 Incentive Stock Option Plan of the Company.

(8) Includes 1,500 shares of Common Stock owned of record; and 5,886 shares of Common Stock which Mr. Curley has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Plan.

(9) Includes 128 shares of Common Stock owned of record; 21,354 shares of Common Stock which Mr. Hackler has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the 1988 Incentive Stock Option Plan of the Company; and 12,155 shares of Common Stock which Mr. Hackler has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Plan.

(10) Includes 8,590 shares of Common Stock owned of record; 19,344 shares of Common Stock which Mr. Heinzelmann has the right to acquire within sixty
     (60) days from the date hereof pursuant to options granted to him under the 1988 Incentive Stock Option Plan of the Company; and 11,117 shares of Common Stock which Mr. Heinzelmann has the right to acquire within sixty
     (60) days from the date hereof pursuant to options granted to him under the Plan.

     There is no assurance that any of the Selling Shareholders will sell any or all of the shares of the Common Stock offered by them under the Prospectus. The Prospectus may be amended or further supplemented from time to time to add or delete persons who have acquired or will acquire shares of Common Stock under the Plan, or who have disposed of such shares of Common Stock, to or from the list of Selling Shareholders.


                                       -3-

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